EXHIBIT 99.1

SUPERTEX, INC.                              	PRESS RELEASE
FOR IMMEDIATE RELEASE				Contact: Dr. Henry C. Pao
January 12, 2004					 President & CEO
       						Tel:	 408-222-8888
						Fax:	 408-222-4800
						Email:	 investors@supertex.com

         SUPERTEX REPORTS THIRD FISCAL QUARTER RESULTS

Sunnyvale, CA (January 12, 2004) - Supertex, Inc. (NASDAQ: SUPX) today reported that net sales for its third fiscal quarter ended December 31, 2003 decreased 6% to $13,010,000 from the $13,888,000 reported for the same quarter of the prior year, but increased 6% compared with the prior quarter of $12,315,000. Net income for the quarter decreased 7% to $647,000 or $0.05 per share on a diluted basis from $697,000 or $0.05 per share on a diluted basis for the same quarter of the prior year, but increased 45% from $447,000 or $0.03 per share on a diluted basis when compared with the prior quarter.

For the nine-month period ended December 31, 2003 versus the same period of the prior year, net sales decreased 6% from $ 40,385,000 to $37,805,000, but net income increased 6% from $1,756,000 to $1,869,000.

Dr. Henry C. Pao, President and CEO commented, "Our third fiscal quarter sales came in at the high end of our conference call guidance, up six percent (6%) from the prior quarter. Our sales to the medical industry showed some slow-down while our sales to the imaging market remained stable. Our sales to the telecom industry showed signs of recovery. Gross margin for the quarter was 41%, up 2 % from the prior quarter. At December 31, 2003, inventory was $13.5 million, a reduction of approximately $798,000 from the prior quarter of $14.3 million, primarily due to change in inventory valuation resulting from improved Fab capacity utilization. Cash flow was $4.5 million positive. R&D spending increased 6% from the prior quarter while remaining under tight control but at a high level of approximately 19% of sales. We continue to add sales and technical marketing resources to support new products. Design-wins and requests for quotes of our new products have continued at a good rate. We are optimistic that we will continue our sequential quarterly revenue growth during our fourth fiscal quarter and into our next fiscal year based on higher backlog and positive book to bill ratio as well as seeing some of our new products, introduced over the last two years, going to production."

Forward Looking Statements

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They include our optimism about our continued revenue growth during the fourth fiscal quarter and our next fiscal year. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products which incorporate our products and whether competitors introduce products at lower prices than our products causing price erosion, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. These forward-looking statements are based on our goals and objectives and our assumptions about, and assessment of, the future and may or may not prove true. They speak only as to the date of this release, and we undertake no obligation to publicly release updates or revisions to these statements.

Conference Call Details

The company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on January 12, 2004, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the third fiscal quarter financial results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions to any interested party by dialing 800-223-9488 (domestic) or 785-832-1508 (toll, international) five minutes before the scheduled start time, and asking to be connected to the Supertex Third Quarter Investor Call. A recorded replay will be available until 11:59 p.m., January 26, 2004, by dialing 800-934-3336 (domestic) or
402-220-1148 (toll, international).

About Supertex
Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Dr. Henry C. Pao at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our Website at http://www.supertex.com.



		   	  SUPERTEX, INC.
	    CONSOLIDATED INCOME STATEMENT INFORMATION
			   (unaudited)


				      Three-months Ended     Nine-months Ended
				          December 31,          December 31,

				       (in thousands, except per share amounts)

					2003      2002        2003     2002

Net sales                            $ 13,010  $ 13,888    $ 37,805  $40,385

Cost of sales			        7,703     8,658      22,515   25,609
				     --------  --------    --------  -------
   Gross profit                         5,307     5,230      15,290   14,776

Research and development                2,418     2,164       6,925    6,972

Selling, general and administrative     2,550     2,366       7,144    6,407
				     --------  --------    --------  -------
   Income from operations                 339       700       1,221    1,397

Interest and other income, net            599       278       1,487    1,186
				     --------  --------    --------  -------
   Income before income taxes             938       978       2,708    2,583

Provision for income taxes                291       281         839      827
				     --------  --------    --------  --------
   Net income                        $    647  $    697    $  1,869  $ 1,756
   				     ========  ========    ========  ========
Net income per share

    Basic			     $   0.05  $   0.06    $   0.15  $  0.14
    				     ========  ========    ========  ========
    Diluted			     $   0.05  $   0.05    $   0.14  $  0.14
    				     ========  ========    ========  ========
Shares used in per share computation

    Basic			       12,775    12,608      12,728   12,591
    				     ========  ========    ========  ========
    Diluted 			       13,086    12,680      13,013   12,752
       				     ========  ========    ========  ========



		          SUPERTEX, INC.
            CONSOLIDATED BALANCE SHEET INFORMATION
                           (unaudited)

					December 31, 2003     March 31, 2003
						   (in thousands)
					-------------------------------------
ASSETS
------


Cash and cash equivalents                      $ 68,691	        $ 60,931

Short term investments				  4,795            3,945

Accounts receivable, net			  8,380		  10,134

Inventories, net			         13,527		  14,582

Deferred income taxes				  4,030		   4,030

Other current assets				    893		     575
   					       --------         --------
   Total current assets  		        100,316		  94,197

Property, plant and equipment		         10,108		  12,104

Other assets					     94		      97

Deferred income taxes  				  2,273		   2,273
					       --------         --------
TOTAL ASSETS				      $ 112,791	       $ 108,671
					       ========         ========

LIABILITIES
-----------

Trade accounts payable                        $   2,783        $   3,572

Accrued salaries, wages and employee benefits     6,795            6,784

Other accrued liabilities                           593              485

Deferred revenue 				  3,234		   2,001

Income taxes payable				  3,372		   3,304
  					         ------          -------
  Total current liabilities                      16,777		  16,146
						 ------          -------

SHAREHOLDERS' EQUITY
--------------------

Common stock					 30,665		  29,045

Retained earnings				 65,349		  63,480
  					      ---------        ---------
  Total shareholders' equity			 96,014		  92,525
					      ---------        ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $ 112,791	       $ 108,671
					      =========        =========